FIRST QUADRANT, L.P.

CODE OF ETHICS

April 2013

TAble of Contents

PART 1. GENERAL PRINCIPLES		2
PART 2. SCOPE OF THE CODE		2
A.	Topics Addressed in the Code	2
B.	Persons Covered by the Code	3
	1. Securities Covered by the Code	3
PART 3. STANDARDS OF BUSINESS CONDUCT		4
A.	Compliance with Laws and Regulations	4
B.	Conflicts of Interest	4
C.	Insider Trading	5
D.	Personal Securities Transactions Policies and Procedures	6
E.	Gifts, Business Entertainment and Charitable Donations Policies and Procedures	10
F.	Political Contributions and Fund Raisers	14
G.	Confidentiality	14
H.	Service on a Board of Directors	15
PART 4. COMPLIANCE PROCEDURES		15
A.	Certification of Compliance	15
PART 5. ADMINISTRATION AND ENFORCEMENT OF THE CODE		15
A.	Training and Education	15
B.	Annual Review	15
C.	Reports to Boards	16
D.	Reporting Potential Violations/Wrongdoing	16
E.	Recordkeeping	17
	Appendix A	18

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Part 1. General Principles

First Quadrant, L.P. (“First Quadrant” or the “Firm”) and its personnel have an overarching fiduciary duty to its clients and an obligation to uphold that fundamental duty. The general principles of that duty, as set forth below, should govern the conduct of all First Quadrant personnel, whether or not the conduct also is covered by more specific standards and procedures set forth in First Quadrant’s Code of Ethics (the “Code”). First Quadrant personnel should act at all times with honesty, integrity, and professionalism and adhere to the following general principles of duty:

•	To place the interests of clients first;
•	To conduct all personal securities transactions in such a manner as to be consistent with First Quadrant’s Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;
•	To not take inappropriate advantage of or abuse their position of trust and responsibility;
•	To keep the identity of security holdings and financial circumstances of clients confidential; and
•	To maintain independence in the investment decision-making process.

Failure to abide by these principles could have adverse effects on the Firm’s reputation. Consequently, failure to comply with these principles and the Code may result in disciplinary action, up to and including termination of employment.

The purpose of the Code is to establish procedures consistent with Rule 204A-1 of the Investment Advisers Act of 1940, Rule 17j-1 of the Investment Company Act of 1940 (the “Act”), and the Securities Exchange Act of 1934. Accordingly, no Access Person shall —

1.	Employ any device, scheme or artifice to defraud;

2.	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

4.	Engage in any manipulative practice.

Any questions related to the Code should be directed to the Chief Compliance Officer (“CCO”).

Part 2. Scope of the Code

A. Topics Addressed in the Code

A high standard of honesty and integrity in all business transactions and practices is a central part of First Quadrant’s philosophy. Consistent with this, First Quadrant expects each Supervised Person, as defined below, to avoid any activity that may reflect negatively on personal or First Quadrant integrity, which could be seen as a conflict of interest, or which could compromise First Quadrant or its clients in any way. With this philosophy in mind, the Code addresses securities-related conduct and focuses principally on fiduciary duty, personal securities transactions, insider trading, gifts and business entertainment, charitable donations, political contributions and conflicts of interest.

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B. Persons Covered by the Code

Supervised Persons include:

•	Partners and officers of First Quadrant;
•	Employees of First Quadrant;
•	Any other person who provides advice on behalf of First Quadrant and is subject to First Quadrant’s supervision and control (e.g., temporary workers), or particular persons designated by the CCO; and
•	Certain consultants and independent contractors. (Note: While certain consultants and independent contractors are not subject to the supervision and control of First Quadrant, they are bound by a contractual duty and may also be designated by the CCO to abide by these general principles and First Quadrant’s Code. As such, they are included here for purposes of this document.)

Family Members: For purposes of First Quadrant’s personal securities transactions, “employee”, “account”, and “Supervised Person” are further defined to include anyone living in the partner or employee’s household who looks to the employee or partner for support and any account in which he or she has a direct or indirect beneficial interest (such as a trust) or has discretionary trading authority.

1.	Securities Covered by the Code

Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act (“Advisers Act”). The term “Covered Security” is very broad and includes items you might not ordinarily think of as “securities”, such as:

•	futures and options on securities, indexes, currencies, and commodities;
•	all forms of limited partnerships;
•	domestic and foreign unit investment trusts and closed-end funds; and
•	private investment funds, hedge funds, investment clubs or any other limited or private offerings.

Covered Security does not include:

•	direct obligations of the U.S. government (e.g., Treasury securities);
•	bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•	shares issued by money market funds;
•	shares of open-end mutual funds other than Reportable Funds (defined below); and
•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Reportable Security means any security described as a “Covered Security”, “Reportable Funds” and Exchange Traded Funds (“ETFs”).

Reportable Fund means shares of open-end mutual funds that are advised or sub-advised by First Quadrant or its affiliates (list of Reportable Funds (open-end mutual funds advised or sub-advised by First Quadrant and its affiliates) is located on the Wiki at General Office/Compliance/Code of Ethics at http://web.fqw.com/).

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Part 3. Standards of Business Conduct

A.  Compliance with Laws and Regulations

Supervised Persons must comply with all applicable federal securities laws governing the business practices of First Quadrant.

1.	Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.	To defraud such client in any manner;
b.	To mislead such client, including by making a statement that omits material facts;
c.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
d.	To engage in any manipulative practice with respect to such client; or
e.	To engage in any manipulative practice with respect to securities, including price manipulation.

B. Conflicts of Interest

As a fiduciary, First Quadrant has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Supervised Persons are expected to conduct themselves at all times in compliance with this duty by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client or First Quadrant’s business. Supervised Persons subject to First Quadrant’s Code must try to avoid situations that have even the appearance of conflict or impropriety.

1.	Conflicts Among Client Interests. From time to time, potential conflicts of interest may arise between a portfolio manager's management of the investments of one type of portfolio, on the one hand, and the management of other types of portfolios. The portfolio managers oversee the investments of various types of portfolios in the same strategy, such as mutual funds, pooled investment vehicles and separate portfolios for individuals and institutions. Investment decisions generally are applied to all portfolios utilizing that particular strategy, taking into consideration client restrictions, instructions and individual needs. A portfolio manager may manage a portfolio whose fees may be higher or lower than the fees charged to another portfolio. Management of multiple funds and portfolios may create potential conflicts of interest relating to the allocation of investment opportunities, and the aggregation and allocation of client trades. Additionally, the management of different types of portfolios may result in a portfolio manager devoting unequal time and attention to the management of one type of portfolio.

2.	Competing with Client Trades. First Quadrant prohibits Supervised Persons from using knowledge about pending or currently-considered securities transactions on behalf of clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities, or for the profits of others. Conflicts raised by personal securities transactions also are addressed more specifically in Section D below.

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3.	Referrals/Brokerage. As a fiduciary, First Quadrant conducts its business in a fully disclosed manner. Supervised Persons must act in the best interests of First Quadrant’s clients regarding brokerage and other costs incurred by clients in connection with First Quadrant’s management of the client’s portfolio. Supervised Persons are reminded to strictly adhere to First Quadrant’s policies and procedures regarding brokerage services (including allocation, best execution, and directed brokerage).

4.	Disclosure of Investments and Transactions with Related Parties. Supervised Persons are required to disclose at the time of their initial employment with the Firm, and subsequently in advance of entering into, any investment and/or financial transactions (including loans, guarantees or extensions of credit, written or oral contracts or commitments, and employment arrangements) they and their Family Members have or intend to make with anyone with whom First Quadrant has a Business Relationship. For these purposes, a Business Relationship is presumed to exist with the following: clients, prospective or potential clients, consultants, brokers, dealers, related persons of any issuer of a security held by First Quadrant, and vendors. Investments or financial transactions of a de-minimis nature below an annual $250 threshold are not subject to disclosure. Reporting and requests for approval of any such activity should be made to the Compliance Department.

C. Insider Trading

No First Quadrant Supervised Person shall (i) purchase or sell, either personally or on behalf of others (such as private portfolios managed by First Quadrant), any security while in possession of material, non-public information regarding such security or (ii) communicate material, non-public information to others without the consent of the CCO after due consideration of the appropriateness of such communication. “Material non-public information” relates not only to issuers but also to First Quadrant’s securities recommendations and client securities holdings and transactions. This policy applies to the activities of Supervised Persons both within and outside their duties at First Quadrant.

Procedures Regarding Material Non-Public Information

Whenever a Supervised Person of First Quadrant receives material, non-public information about a company, that individual should not trade or recommend trading on the basis of such information or divulge such information to persons other than the CCO until that individual is satisfied that the information is public. If the Supervised Person has any question at all as to whether the information is material or inside and not public, that individual must resolve the question or questions before trading, recommending trading or divulging the information.

Additional requirements for personal trading in the securities of Affiliated Managers Group, Inc. (AMG) have been adopted by AMG for its affiliates (including First Quadrant) and their employees, officers and directors. These procedures can be found in the Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (the “AMG Policy”) which is attached hereto as Appendix A. See the AMG Policy for an expanded discussion of the term “material, non-public information”.

Any question as to the applicability or interpretation of the foregoing procedures or the propriety of any desired action, must be discussed with the CCO prior to trading or recommending trading of a security.

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D. Personal Securities Transactions Policies and Procedures

Supervised Persons are required to strictly comply with First Quadrant’s policies and procedures regarding personal securities transactions.

D1.	Prohibited Transactions

Supervised Persons shall not cause or permit the purchase or sale, directly or indirectly, of any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership* and which to their actual knowledge at the time of such purchase or sale:

•	is being recommended to a First Quadrant client;
•	is under consideration for such recommendation;
•	is being purchased or sold by a client;
•	is being purchased or sold by First Quadrant on behalf of a client;
•	has been purchased or sold by a client within the last four (4) business days, which includes the date the request to trade is submitted;
•	has been purchased or sold by First Quadrant on behalf of a client within the last four (4) business days, which includes the date the request to trade is submitted; or
•	is an initial public offering.

* For further information regarding “beneficial ownership”, please see the CCO.

D2.	Pre-Clearance of Personal Securities Transactions

Information concerning Covered Securities traded by First Quadrant on behalf of its clients for the last 4 business days is available from First Quadrant’s portfolio accounting system. Generally, Supervised Persons may not purchase or sell any Covered Security traded within the last 4 business days, nor any Covered Security found on the traders’ blotters. Additionally, Supervised Persons may not purchase or sell any “derivative” security that derives its value from a Covered Security traded within the last 4 business days or found on the traders’ blotters. Supervised Persons wishing to transact in AMG stock must receive prior approval from the CCO or their designee and from the General Counsel of AMG or their designee in accordance with the AMG Insider Trading Policy. Additionally, all acquisitions of securities by a Supervised Person in a private investment fund, hedge fund, investment club or any other limited or private offering must receive prior approval from the CCO or their designee.

Except as specifically permitted in Section D3 and prior to any purchase or sale of a Covered Security not prohibited under Section D1, every Supervised Person must fully complete a Preclearance Request on Compliance11. The Supervised Person seeking approval to trade may not trade the security until notification of approval is received. An approved Preclearance Request expires at the end of the next business day following the date of approval. If the approved trade is not executed during the specified time period it must be re-submitted through Compliance11. This policy effectively prohibits the use of “good til cancelled” limit orders of any kind. “Good til date” orders involving the same day or following business day from the approval date are permissible.

In the case of a transaction by an individual authorized to approve Preclearance Requests, another authorized individual must approve that individual’s request.

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D3.	Exceptions to Pre-Clearance Requirements

Transactions in the following Covered Securities shall not require pre-clearance under Section D2:

•	Transactions in Covered Securities (other than private investment funds, hedge funds, investment clubs or any other limited or private offerings) that do not exceed $2,000 (i.e., share price x number of shares) in any particular security on any given day, provided that the aggregate of all transactions valued at less than $2,000 in Covered Securities made during any rolling three-month period does not exceed $20,000. Once the $20,000 threshold has been met for a rolling three-month period, all subsequent transactions in Covered Securities, regardless of their value, must be pre-cleared. For derivative transactions, the $2,000 per day and $20,000 per rolling three-month period de minimis thresholds apply to the notional value of the transaction rather than face amount.
•	Purchases or sales of shares of open-end mutual funds, regardless of whether or not they are advised or sub-advised by First Quadrant or its affiliates (list of Reportable Funds (open-end mutual funds advised or sub-advised by First Quadrant and its affiliates) is located on the Wiki at General Office/Compliance/Code of Ethics at http://web.fqw.com/);
•	Unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by First Quadrant or its affiliates.
•	Corporate, municipal and Treasury bonds.
•	Purchases or sales of ETFs, though transactions must be reported.
•	Futures found on the Exempt Futures List (located at General Office/Compliance/Code of Ethics at http://web.fqw.com/) maintained by the Compliance Department.
•	Purchases that are part of an automatic dividend reinvestment plan or automatic employee stock purchase plan.
•	Purchases or sales that are non-volitional on the part of the person (e.g., gifts, inheritances, or transactions which result from corporate actions applicable to all similar security holders, such as splits, tender offers, mergers, stock dividends, etc.).

D4.	Reports on Securities Transactions

Every Supervised Person shall make arrangements with his or her broker(s) to provide duplicate monthly/quarterly statements, on a timely basis, to First Quadrant, attention the “Compliance Department.” These statements at a minimum must include: the name of the broker, dealer or bank with or through which the transaction was effected; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price at which the trade was effected; the trade date; the name of the Reportable Security traded; and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved.

Initial Holdings Report: Every new employee shall file with the Compliance Officer an initial holdings report using a Securities Holdings Report (found on Compliance11), no later than 10 calendar days after such person becomes a Supervised Person. The information in this initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes a Supervised Person. The report must include:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Supervised Person had any direct or indirect beneficial ownership;

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•	The name of the broker, dealer or bank, including the account number(s), with whom the Supervised Person maintains an account in which any securities were held for Supervised Person’s direct or indirect benefit; and
•	The date the report is submitted to the Compliance Officer.

The report may be effectively completed using broker statements, as long as the required information noted above is present.

Quarterly Transaction Report: Supervised Persons (on behalf of themselves and their family members) shall file with the Compliance Officer a quarterly report of the information required by the Personal Investment Transaction Report (found on Compliance11) with respect to transactions in Reportable Securities in which the Supervised Person has or acquires any direct or indirect beneficial interest. The following transactions are exempt from reporting:

•	Direct obligations of the U.S. government (e.g., Treasury securities);
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares of open-end mutual funds that are not advised or sub-advised by First Quadrant or its affiliates[1] (list of Reportable Funds (open-end mutual funds advised or sub-advised by First Quadrant and its affiliates) is located on the Wiki at General Office/Compliance/Code of Ethics at http://web.fqw.com/);
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by First Quadrant or its affiliates;
•	Automatic dividend reinvestments, including dividend reinvestment plans; and
•	Corporate actions applicable to all similar Security holders, such as splits, tender offers, mergers, stock dividends, etc.

These transactions are collectively referred to herein as "non-reportable transactions”. Any such Transaction Report may contain a statement declaring that the reporting of any transactions shall not be construed as an admission that the Supervised Person has any direct or indirect beneficial ownership in the Security.

Note: All ETFs are considered Reportable Securities for purposes of this Code.

Transaction Reports must be filed through Compliance11 no later than 30 calendar days after the end of each calendar quarter. If no transactions have been effected during a calendar quarter, a Transaction Report must still be filed, stating that no transactions occurred during that quarter.

Where reportable transactions exist, the report must include:

•	the date of each transaction, the title and exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security involved, the interest rate and maturity date (if applicable);
•	the nature of each transaction (i.e., purchase, sale, or other);
•	the price of the Reportable Security at which each transaction was effected;
•	the name of the broker, dealer or bank with whom each transaction was effected; and

1 Transactions and holdings in First Quadrant sponsored 401k accounts do not need to be reported since First Quadrant’s Compliance Department can obtain the information directly from plan administrator. However, this does not include “self-directed” 401k accounts. Employees with self-directed 401k accounts are still required to report holdings and transactions in the accounts.

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•	the date the report is submitted in Compliance11, which is automatically captured by the system.

In addition, with respect to any new account established by a Supervised Person in which any securities were or were capable of being held during the quarter for the direct or indirect benefit of the Supervised Person, the report must include:

•	the name of the broker, dealer or bank with whom the account was established, the account number and the name on the account;
•	the date the account was established; and
•	the date the report was submitted in Compliance 11, which is automatically captured by the system.

Annual Securities Holdings Report: Annually, within 45 calendar days of January 1st, all employees (on behalf of themselves and their Family Members) are required to file a Securities Holdings Report (found on Compliance11). The information provided must be current as of a date no more than 45 days prior to the date the report is submitted and must include:

•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Supervised Person had any direct or indirect beneficial ownership, and a notation of any such Reportable Security that is not held in a brokerage account;
•	the name of any broker, dealer or bank, including the account number(s), with which the Supervised Person maintains an account in which any securities were held for the Supervised Person’s direct or indirect benefit;
•	if the Supervised person is an owner, director, officer or partner of an organization unaffiliated with First Quadrant, a statement indicating the organization and Supervised Person’s status as owner, director, officer or partner of the organization (this also includes any non-profit organizations); and
•	the date the report is submitted in Compliance11, which is automatically captured by the system.

The information provided in the annual Securities Holdings Report will be reviewed periodically by the Compliance Officer to ascertain that each Supervised Person’s Reportable Securities holdings have been reported and are current within 45 days of the date the report is submitted. However, the filing of the annual Securities Holdings Report does not remove responsibility from an employee to advise the Compliance Officer at the time a brokerage account is opened and to ensure duplicate broker statements are forwarded to the Compliance Department beginning at that time.

Review of Reports: Periodically, the Compliance Officer will review reports submitted to determine whether a violation of these Procedures has occurred. This review will be documented and forwarded to the CCO for final review and signature. The reportable transactions of the Compliance Officer shall be reviewed by the CCO. The reportable transactions of the CCO shall be reviewed by the General Counsel or the Chief Operating Officer (“COO”).

If during the initial review, the Compliance Officer believes that a violation has possibly occurred, the Compliance Officer will further investigate and, in so doing, give the employee responsible for the transaction an opportunity to explain and/or supply additional explanatory materials.

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Following the investigation, if the Compliance Officer still believes that a violation of these Procedures has occurred, the Compliance Officer shall submit this determination, together with the duplicate broker statement(s), the Trade Authorization(s) and any additional explanatory material provided by the employee, to the CCO. The CCO will review the documentation and circumstances of the suspected violation and confirm whether a violation has occurred. If the CCO determines that a violation has occurred, the CCO will, in turn, report the circumstances of the violation in writing to the COO unless the violation involves the CCO, in which case the CCO will report the violation to the firm’s Managing Partner.

Confidentiality: Broker statements and related documentation, Transaction Reports and Securities Holdings Reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies, fund compliance officers and boards of directors, and external auditors.

D5.	Exceptions

In special circumstances, the CCO may grant an exception regarding personal trading matters, provided the circumstances are consistent with First Quadrant’s fiduciary duty to its clients and any applicable laws and/or regulations, and are not so frequent or extensive as to develop a pattern over time (e.g., Supervised Persons covers family members that might legitimately need to trade a security within the blackout window, etc.). In granting an exception, the CCO will consider all facts and circumstances surrounding such request. All exceptions granted by the CCO shall be documented.

D6.	Enforcement of the Procedures - Sanctions

Upon determination that a violation of these Procedures has occurred, the CCO may impose sanctions as he or she determines is appropriate given the circumstances. Failure to comply with any sanction may result in additional, more severe sanctions being imposed, including termination of employment.

E.  Gifts, Business Entertainment and Charitable Donations Policies and Procedures

First Quadrant has a fiduciary duty to act in the best interest of its clients and to not be unduly influenced in such a way that potential conflicts of interest may actually, or appear to, jeopardize that duty. One example of potential conflicts is in situations in which First Quadrant or its employees give or receive gifts, entertainment or other favors in the course of doing business. It is important to First Quadrant’s independence of judgment and the Firm’s image to only give or accept these items in accordance with normally accepted business practices and to not raise any question of propriety.

As a company with clients located in a number of foreign jurisdictions, First Quadrant takes into account local business practices and customs and conducts itself in compliance with U.S. and local law. As legal requirements vary by jurisdiction, employees should consult with the CCO regarding any questions about applicable laws. (Please note that additional information regarding the U.S. Foreign Corrupt Practices Act may be found in the “Political Contribution – ‘Pay to Play’ Requirements” section of the Compliance and Supervision Manual.)

The following policies and procedures are designed to help maintain these standards and are applicable to all employees of First Quadrant.

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E1.	Policy

No Supervised Person may, directly or indirectly, give or receive any gift, including charitable donations, or entertainment to or from anyone with whom First Quadrant has or is likely to have any business dealings (“Business Relationship”) unless the gift, charitable donation, or entertainment falls within one of the following categories of permissible gifts, charitable donations, or business entertainment, and is not otherwise inconsistent with any applicable law or regulation, including, without limitation, the rules governing gifts to public officials discussed below. Supervised Persons are prohibited from soliciting gifts or business entertainment from anyone with whom First Quadrant has a Business Relationship.

Prior to receiving or providing a gift or business entertainment, First Quadrant may notify the donor or recipient that the donor or recipient may wish to consult his or her firm’s policies to confirm compliance. In addition, First Quadrant from time to time may agree (or be required by another firm) to comply with policies and procedures regarding gifts and business entertainment of firms with which First Quadrant has a Business Relationship and, if so, First Quadrant will abide by those policies and procedures.

A Business Relationship will be presumed to exist with the following (this list does not represent an exhaustive list):

•	Clients;
•	Prospective and potential clients;
•	Consultants;
•	Brokers;
•	Dealers;
•	Related persons of issuers First Quadrant holds or is actively considering acquiring; and
•	Vendors.

Under no circumstances may employees receive or give gifts in the form of cash or cash equivalents, including gift certificates.

Business Entertainment: So long as the donor is present, an occasional meal, a ticket to a sporting event or the theatre, greens fees, an invitation to a reception or cocktail party, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety, is permitted. Shared entertainment permitted under this paragraph need not be aggregated with other gifts for purposes of the $100 limit set forth below. Employees should seek prior approval from Compliance in circumstances where he or she is unsure about the value or appropriateness of proposed entertainment.

Charitable Donations: For each First Quadrant employee, charitable donations solicited and/or received from or made at the request of a single Business Relationship may not exceed $1,000 per calendar year (individually and in the aggregate).

Charitable donations solicited and/or received from a business or business contact by a First Quadrant employee may only be accepted if the donation (i.e., check or money order) is payable to a publicly recognized charity. Under no circumstances can the check be payable to First Quadrant or a First Quadrant employee and under no circumstances should a First Quadrant employee ask a business or business contact to make a donation on behalf of First Quadrant or the employee.

First Quadrant - Sponsored Events: For a First Quadrant-sponsored event that may or may not in a given instance fall clearly within one of the above categories of permissible gifts for a First Quadrant employee to give, partners, officers, and employees must check with the CCO to ascertain whether such an event requires approval. Under appropriate circumstances, a specific or general exemption for First Quadrant-sponsored events may be obtained from the CCO. Employees are responsible for confirming that such an exemption either has been granted or is not necessary before extending an invitation to such an event.

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Gifts: For each First Quadrant employee, gifts received from or made to a single Business Relationship, having a retail value of $100 or less for the calendar year (individually and in the aggregate) are permitted (Registered Representatives of MDI – see below for additional details). Examples of gifts subject to the annual $100 per Business Relationship limit include, but are not limited to, flowers, fruit baskets, and wine. Also included are tickets to a sporting event, theatre, greens fees, an invitation to a reception or cocktail party or comparable entertainment if the donor will not be present. (See Business Entertainment, where donor is present.) Tickets or gifts for an individual and his or her spouse or family member shall be aggregated in determining whether the tickets have a retail value in excess of $100. Should a gift come to a particular group within First Quadrant, the value will be divided among the employees in the group. Should a gift come to First Quadrant as a whole, the gift’s value will be divided among all First Quadrant employees. All gifts received and provided are required to be reported per Section E3 - Procedures below.

Gifts and Business Entertainment to Public Employees: Employees are reminded that different rules apply when you are giving anything of value to public employees. State law and some government agencies impose restrictions on whether or not public employees can receive anything of value or impose limits on the permissible amount. In order to preserve our business relationship with our public fund clients no employee may authorize payment or reimbursement for any meal, entertainment, travel, lodging, or other gift made for or on behalf of any federal, state, county or municipal employee or representative having anything of value except as permitted by law and approved in advance by the CCO.

Global Affairs

U.S. and other laws applicable to our business prohibit payments and other compensation (which may be interpreted to include meals, gifts and entertainment) to government officials and others. Employees may not make, or promise to make, payments to government officials or others in order to obtain or retain business.

Other Payments from Brokers: Employees may not accept reimbursement from brokers for: travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, employees may neither request nor accept loans or personal services from brokers.

Promotional Items: Promotional items of nominal value that display First Quadrant’s or the donor’s logo, such as pens, calendars, clothing, bags, umbrellas and diaries, are permitted. Such gifts need not be aggregated for purposes of the $100 rule above, but should not exceed a reasonable number from or to the same person within a calendar year.

Travel and Related Incidentals: Supervised Persons are prohibited from accepting travel, lodging and related incidentals in relation to gift and entertainment opportunities. With respect to business related travel, First Quadrant partners, officers, and employees are periodically invited to attend or participate in conferences, tour a client’s facilities, or meet with representatives of a client. Such invitations may involve traveling and may require overnight lodging. As a general matter, First Quadrant must pay for all travel and lodging expenses associated with such activities. However, if appropriate, partners, officers and employees may accept travel-related amenities if the costs are considered insubstantial, are broadly available to all attendees, and are not readily ascertainable (e.g., a shuttle bus at a conference).

Registered Representative of Managers Distributors, Inc. (“MDI”): In addition to the requirements stated in this policy, employees who are also registered representatives of MDI are required to also comply with the gifts and non-cash compensation policies maintained in MDI’s Supervisory Procedures Manual. The aggregate limit for gifts is $100 per calendar year. MDI must make and retain a record of all gifts and gratuities in any amount known to relate to First Quadrant. All registered representatives are required to report to the CCO or his or her designee the giving or receiving of any such gifts or gratuities.

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If there is any doubt as to the estimated retail value of gifts or other items/services, or application of the policy, please consult the CCO.

E2.	Policy Exceptions

In limited circumstances, the CCO may grant an exception to the gift and entertainment policies, provided such gift or entertainment is consistent with applicable laws and/or regulations and is not so frequent or so extensive as to raise any question of propriety.

E3.	Procedures

Employees who receive gifts or donations that are not permitted must return the gift or donation to the donor. If it is not possible to return a gift, the gift should be donated to a charitable organization. All charitable donations exceeding the permitted limit must be returned to the donor.

Employees must inform their managers of the giving or receiving of any gifts, charitable donations, or shared entertainment, including those gifts and charitable donations returned to the sender.

Gifts and entertainment received valued over $25 must be reported to Compliance through Compliance11 within 30 days of receipt. Employees are prohibited from accepting gifts over $100 unless approved by the CCO.

Gifts and entertainment provided to clients/prospects must be reported to Compliance through Compliance11 within 30 days of the event or the day the company credit card statement is received. Gifts provided to clients/prospects valued over $100 require prior approval from Compliance.

E4.	Exception Procedures

If an employee believes that it would be appropriate to give or receive a gift or charitable donation outside the normal gift policy guidelines in a specific situation, he or she must submit a written request to the CCO seeking prior approval of the proposed exception. The request should specify:

•	the name of the donor;
•	the name of the intended recipient and his or her employer;
•	the nature of the gift and its monetary value;
•	the nature of the Business Relationship; and
•	the reason the gift is being given.

E5.	Oversight

The CCO or their designee will review all submissions by First Quadrant personnel regarding gifts or business entertainment and conduct any appropriate follow-up.

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E6.	Management Reporting

The CCO will promptly report any significant issues or concerns regarding employees’ activities covered under this policy to the COO unless the issue involves the CCO, in which case the CCO will report the issue to the firm’s Managing Partner.

F.  Political Contributions and Fund Raisers

First Quadrant does not contribute financial or other support to political parties or candidates for public office. First Quadrant employees may participate personally in political activities that may include contributions and donations to political candidates (subject to all applicable laws and First Quadrant’s Political Contributions Policy); however, at no time will employees be reimbursed by the Firm for such activities.

First Quadrant strictly prohibits any employee from making contributions or expenditures to or for any candidates for any public office, or to any persons for any political purpose whatsoever as a quid pro quo for receiving or with the expectation of securing now or in the future business from any public official, or any federal, state, or local government agency.

Your personal political contributions, and those of certain of your family members, could impact First Quadrant’s ability to continue to do business or bid on new business with government entities within certain jurisdictions in the United States. Specifically, Rule 206(4)-5 of the Investment Advisers Act of 1940, which applies to all registered investment advisers, including First Quadrant, places limits on individual contributions of certain investment adviser employees, and may prohibit an investment adviser from managing money for state or local government entity clients for a specified period following any disqualifying contributions. In addition, a number of jurisdictions have enacted so-called “pay-to-play” laws that prohibit certain employees of service providers to state or local agencies and departments from making political contributions to state or local officials that are covered by these laws. Even if a personal political contribution is not prohibited, these laws may require that any contribution be reported to the state or locality. If you have any questions about a political contribution that you intend to make, please contact the CCO.

For additional information on this topic, please see the “Political Contributions – Pay to Play Requirements” section of the Compliance and Supervision Manual.

G.  Confidentiality

Information concerning the identity of security holdings and financial circumstances of clients is confidential.

a.	Firm Duties. First Quadrant and its Supervised Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm. Additionally, Supervised Persons are required to fully comply with First Quadrant’s Privacy Policy.

b.	Supervised Persons’ Duties. First Quadrant prohibits Supervised Persons from disclosing to persons outside the Firm any material non-public information about any client, the securities investments made by First Quadrant on behalf of a client, information about contemplated securities transactions, or information regarding First Quadrant’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

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H.  Service on a Board of Directors

Because of the high potential for conflicts of interest and insider trading issues, Supervised Persons are generally restricted from serving on the board of directors for any publicly held company. However, under certain circumstances where serving on a board of directors does not represent a conflict of interest for First Quadrant, an employee may sit on the board of directors for a publicly held company. Permission is required from the CCO and Managing Partner, or the firm’s general partner if such permission is requested by the Managing Partner for his/her own interest, prior to committing to serve on the board of directors for any publicly held company. In addition, although serving on the board of directors of private companies or non-profit organizations does not require permission, such situations must be reported to the CCO through Compliance 11.

Part 4.    Compliance Procedures

A.  Certification of Compliance

1.	Initial Certification. First Quadrant shall provide all Supervised Persons with a copy of the Code. In turn, all Supervised Persons are required to certify in Compliance11 that they have: (a) received a copy of the Code, (b) read and understood all provisions of the Code, and (c) agree to comply with the terms of the Code.

2.	Acknowledgement of Amendments. As amendments are made to the Code, Supervised Persons will be provided with a copy of such amendments and will be required to submit an acknowledgement in Compliance11, stating that they have received, read, and understood the amendments to the Code.

3.	Annual Certification. Annually, all Supervised Persons will be required to certify in Compliance11 that they have read, understood and complied with the Code.

Part 5. Administration and Enforcement of the Code

A.  Training and Education

Training relative to the Code will occur periodically. All Supervised Persons are required to attend any training sessions or read any applicable materials provided to them relative to the Code.

B.  Annual Review

At least annually, the CCO shall review the adequacy of the Code and the effectiveness of its implementation. The CCO will also be required to report to the Managing Partner and COO the results of his or her review and ensure all material violations have been brought to the Managing Partner and COO’s attention.

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C.  Reports to Boards

For any fund First Quadrant advises or sub-advises, First Quadrant must provide an annual written report to the fund’s board of directors that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report must include discussion of whether any waivers that might be considered important by the board were granted during the period. The report must also certify that the adviser has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

D.  Reporting Potential Violations/Wrongdoing

All Supervised Persons are required to act honestly and ethically in support of the culture of integrity that we have all fostered within First Quadrant. Since every Supervised Person is a valued member of the team which makes up First Quadrant, this broad requirement includes acting in what each individual believes to be First Quadrant’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by First Quadrant, any of our employees, or any of our service providers. If First Quadrant’s management is unaware of such activities, these potential violations may ultimately have an adverse affect on all of us as members of First Quadrant.

Accordingly, every Supervised Person of First Quadrant is required to report any potential violations of any applicable law, rule or policy, or other potential wrongdoing, including “apparent” or “suspected” violations, promptly to the CCO. In addition, any supervisor or member of management who receives a report of a potential violation or wrongdoing must immediately inform the CCO. If the CCO is involved in the potential violation or wrongdoing, or is unavailable, the employee or partner may report the matter to the Managing Partner or COO.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	noncompliance with laws, rules, and regulations applicable to the business of First Quadrant;
•	fraud or illegal acts involving any aspect of First Quadrant’s business;
•	material misstatements in regulatory filings, internal books and records, client’s records, or reports;
•	activity that is harmful to First Quadrant’s clients, including any fund shareholders; and
•	deviations from required internal controls, policies and procedures that safeguard clients and First Quadrant.

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

Investigation and Sanctions. Potential violations shall be promptly investigated by the CCO and/or a member of the Executive Committee. During the course of the investigation, the CCO or member of the Executive Committee will be in contact with the reporting Supervised Person to inform the Supervised Person of the status of the investigation. In addition, the reporting Supervised Person may check with the investigator on the status at any time.

Following First Quadrant’s investigation, personnel who are deemed to have committed any violations or other wrongdoing may be subject to disciplinary action including, but not limited to: (i) having the Supervised Person’s employment responsibilities reviewed and changed, including demotion; (ii) oral or written reprimand; (iii) forfeit of any trading profits or other compensation or monetary benefits; (iv) suspension of personal trading privileges; (v) suspension of employment; and/or (vi) termination of employment. These are guidelines only, and First Quadrant reserves the right to apply any sanction deemed appropriate after considering the facts and circumstances surrounding a violation. Violations of the Code or these procedures may also result in criminal prosecution or civil action.

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Retaliation. Retaliation of any type against a Supervised Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

Guidance. All Supervised Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the CCO or a member of the Executive Committee with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The CCO will also provide periodic training to the firm’s employees and partners regarding the requirements of these policies and procedures.

E.  Recordkeeping

First Quadrant will maintain in its records the following:

•	A copy of the Code, and any amendments thereto, that is or was in effect;

•	Records of violations of the Code;

•	Actions taken as a result of the violations;

•	Copies of employees’ acknowledgment of receipt of the Code and any amendments thereto;

•	All reports and forms required to be filed by employees under the Code;

•	A record of all persons who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports; and

•	Pre-clearance requests, approval records, and any reasons supporting the decisions to approve purchases of a limited offering.

The retention period for these records is five years from the end of the fiscal year in which the transaction occurs, the first two years in an easily accessible place.

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Appendix A

AMG Insider Trading Policy

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